Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 14, 2006, except as to Note 14, and the effects of the stock split described in the second paragraph of Note 1 to the consolidated financial statements, which are as of June 29, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data” in such Registration Statement.
PricewaterhouseCoopers LLP
Toledo, OH
July 28, 2006